Exhibit 99

3959 N. Lincoln Ave.
Chicago, IL 60613	NEWS RELEASE
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
February 14, 2007	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES QUARTERLY DIVIDEND

Chicago, Illinois – On February 13, 2007, the Board of Directors of Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) declared a quarterly cash dividend on common stock of $0.25 per share.  Corus’ first quarter cash dividend will be paid to shareholders of record as of March 28, 2007, and will begin trading ex-dividend on March 26, 2007.  The dividend will be paid on April 10, 2007.

Robert J. Glickman, President and CEO said:  “I am delighted to announce this cash dividend to our shareholders.  This cash dividend demonstrates the continued outstanding earnings and capital position of the Company.”  Mr. Glickman added that, “Corus recently announced earnings of $47.2 million, or $0.82 per diluted share, for the fourth quarter of 2006 and $189.4 million, or $3.28 per diluted share for the year.”

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.4 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions.  Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

# # #